Exhibit 3.43(b)
State of Delaware
Secretary of State Division of Corporations
Delivered 12r30 P1I 08/06/2008 FILED 12:09 PM 08/06/2008
SRV 080850322 — 4566387 FILE STATE OF DELAWARE
CERTIFICATE OF AMENDMENT Name of Limited Liability Company: AGUi5tIOf1 H, LLC
2. The Certificate of Formation of the litnhed Liability company is hereby amended us follows; Fir3t; The nHme of th limiWAi IiabüiLy company i Riverido Matcrinls, LLC
IN WiTNESS WHEREOF, the undersigned have executed this Certificate on the -_______________ day of Augu4 A . 08
Authorized Person(s) ) Name: Robert D. Hardy
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